Exhibit 99.8

CONSENT OF Michael Del Nin

In connection with the filing by 890 5th Avenue Partners, Inc. (the “Company”) of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to serve as Chief Financial Officer and Chief Operating Officer of the Company in the Registration Statement and any and all amendments and supplements thereto or prior filings thereof. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: January 6, 2021

/s/ Michael Del Nin
Michael Del Nin